MASSACHUSETTS FINCORP, INC.
                     COMMITTEE TO ENHANCE STOCKHOLDER VALUE
                                ("THE COMMITTEE")

April 11, 2000

Dear Fellow Stockholders:

     Thank you for the overwhelming support and encouragement that you have extended to the Committee. With your backing, the stockholders of Massachusetts Fincorp, Inc. will send an important message to Management. That message, which I have heard clearly from many stockholders, includes:

* Stockholders will not stand by as Management squanders money, including $2.2 million on executive offices. I have heard from stockholders that live in Massachusetts and have been to the new building. They are also very upset with the $975,000 that the Board paid for the one-acre parcel of land and the $1,250,000 paid for the new offices. We do not believe these expenditures are an efficient use of stockholders money.

* Stockholders will not be misled by the half-truths and excuses expressed by Management in prior letters. Management will be held accountable for declining earnings and mismanagement of the Company.

* Management must stop wasting money in failed attempts to entrench their positions.

     While the stockholders message has been firmly stated, I ask that you again vote "For" the Committee Nominees. This will make our message even stronger. Remember, only the last proxy card you vote will count.


                         Even if you have already voted,
          Vote "FOR" the Committee Nominees on the White proxy card and return it in the enclosed envelope.


Spence Limited, LP votes "FOR" the Committee Nominees

John Spence, one of the Company's largest shareholders, is supporting the Committee Nominees. Mr. Spence, who owns over 6% of the outstanding shares of the Company through Spence Limited, LP, and is an authority in analyzing bank and thrift stocks, recently wrote the following letter to the Company's Board. The opinions expressed in Mr. Spence's letter below are his own and he is not affiliated with any member of the Committee.

--------------------------------------------------------------------------------
                              SPENCE LIMITED, L.P.

                               4712 Clendenin Road
                             Nashville,TN 37220-1004

                              Phone: (615) 321-3774
                               Fax: (615)321-9736

                                 April 10, 2000

         To the Board of Directors of Massachusetts Fincorp, Inc.:

                  I have given careful consideration to the information presented to the shareholders by both the Committee to Enhance Stockholder Value and the Company. After a great deal of analysis, which included discussions with Mr. Green and Mr. Jaindl, I am supporting and voting "FOR" Mr. Jaindl and the Committee Nominees. The shareholders need independent directors like Mr. Jaindl, Mr. Schantz and Mr. Buck who will assure that the best interests of all shareholders are represented

                                                         Sincerely,


                                                         John W. Spence III
                                                         General Partner
         cc:      Mark W. Jaindl
                  Paul C. Green

--------------------------------------------------------------------------------





    Don't Let Management Divert Your Attention from Their Failure to Perform
             Massachusetts Fincorp, Not American Bank, Is the Issue

     Because they cannot defend their own performance, Management has taken to attacking the performance of American Bank. We do not want stockholders to be sidetracked. For the record, however, stockholders should know that:

* American Bank is a start-up bank that first commenced business in June 1997. American Bank achieved profitability after approximately 2.5 years of business, compared to the average 3.1 years it takes for a start-up financial institution to first achieve profitability.

* In its less than three years of operations, American Bank has generated more assets ($112 million vs. $98. million) and more deposits ($89.1 million vs. $63.1 million) than Massachusetts Fincorp has been able to generate after more than ninety-two years of business!

* American Bank has had an improving earnings performance since it began business, while Massachusetts Fincorp has realized declining earnings in every quarter since it became a public company.

     Don't be distracted by Management's latest tactics. Neither I, nor American Bank, want to operate the Company. The Committee will work hard to improve profitability and enhance stockholder value at Massachusetts Fincorp, and will speak on behalf of the initiation of a stock repurchase program and the review of a sale of the Bank at a reasonable price.


                    Don't Let Management Distort the Facts -
                          Let's Set the Record Straight

* Although Management suggests that the Committee would sell the Company for a distressed price, the three Nominees together cannot force a sale of the Company. Remember that if the Committee Nominees are elected, they will represent only 3 of 11 directors. At least 3 of the existing directors of the Company would have to agree with the Committee Nominees before a sale could occur.

* Management expects a "pat on the back" for a very modest increase in stock price since December 1998. When the Committee began buying stock in May 1999, the common stock was selling for $9.125 per share, or 9% below the IPO price. We believe that the price increase cited by Management is attributable to the Committee's purchases and our actions in demanding better performance from the Company. We believe that the price would be higher if Management would have taken the Committee's suggestion and implemented a stock buyback program.

* Management again tries to mislead stockholders by suggesting they own "over 30% of the combined shares." What they fail to clarify is that 8% of those shares are held in the ESOP plan, which reduced stockholders equity by $436,380 and continues to cost shareholders money each year while costing Management nothing. Another 10% is being awarded through stock options. In addition, 4% is held in a Stock Awards Plan. During 1999 the Company awarded 21,815 shares with a market value of $267,780 to Board Members and Management, at no cost to them! The shareholders are paying for these shares, not Management.

                         ITS UP TO YOU, THE STOCKHOLDERS
                  THESE ARE THE FACTS AND THEY ARE UNDISPUTED.



* NET INCOME HAS DECLINED IN EVERY QUARTER SINCE THE COMPANY WENT PUBLIC IN DECEMBER 1998. While Management wants you to believe that declining earnings are acceptable due to an increase in interest rates, the bottom line has not declined at "all companies whose core business involves the origination and sale of mortgage loans". While Management continues to make excuses for their poor performance, we are hearing one very clear message. The business strategy which Management is executing is failing miserably. If we continue to allow these people to run our Company without any supervision, we are sure to watch our investment fail.

* WASTEFUL EXPENDITURE OF STOCKHOLDERS' INVESTMENT. Measured by its efficiency ratio (which is non-interest expense as a percent of the sum of net interest income and non-interest income), the Company is one of the least efficient (i.e., costliest to operate) of all publicly traded thrifts in Massachusetts.

* $2,200,000 FOR NEW EXECUTIVE OFFICES. The board approved the purchase of a one-acre parcel of land in Quincy, Massachusetts for $975,000 and spent an additional $1,250,000 to remove an existing structure and construct the new executive headquarters.

You Can Call If You Have Questions

     If you have any questions or require any assistance, please contact Mark Jaindl at (610) 336-0653 ext. 112, or our proxy solicitors, Beacon Hill Partners, at (800) 755-5001.

     Even if you have already voted, Vote again "FOR" the Committee Nominees on the White proxy card and return it in the enclosed envelope.


          WE REQUEST THAT YOU NOT RETURN THE COMPANY'S BLUE PROXY CARD

     The Committee believes that it is in your best interest to elect the Committee Nominees as Directors at the Annual Meeting. The Committee Strongly Recommends a Vote "FOR" the Committee Nominees.

                                            Sincerely,

                                            /s/ Mark W. Jaindl
                                            The Committee to Enhance Stockholder
                                            Value


           PLEASE SIGN AND DATE YOUR WHITE PROXY CARD AND RETURN IT IN
                                ----------------
                              THE ENCLOSED ENVELOPE